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                                   EXHIBIT 5.1

                            [LETTERHEAD APPEARS HERE]

August 4, 2004


eBay Inc.
2145 Hamilton Avenue
San Jose, California 95125

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by eBay Inc. (the "Company") of a Registration Statement on Form S-8 (the "Registration Statement") with the Securities and Exchange Commission (the "Commission") covering the offering of (i) up to an aggregate of 6,000,000 shares of the Company's common stock, $0.001 par value, (the "COMMON STOCK") issuable or reserved for issuance pursuant to its 1999 Global Equity Incentive Plan (the "1999 PLAN"), (ii) up to an aggregate of 18,000,000 shares of the Company's Common Stock issuable or reserved for issuance pursuant to its 2001 Equity Incentive Plan (the "2001 PLAN"), and (iii) up to an additional 2,768,564 shares of the Company's Common Stock issuable or reserved for issuance pursuant to the "evergreen" provision of its 1998 Employee Stock Purchase Plan (the "1998 PLAN" and, together with the 1999 Plan and the 2001 Plan, the "PLANS").

In connection with this opinion, we have examined the Registration Statement and the Company's Amended and Restated Certificate of Incorporation and Bylaws, each as amended, and such other documents, records, certificates, memoranda and other instruments as we deem necessary as a basis for this opinion. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof, and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued in accordance with the Plans, the Registration Statement and the related prospectus, will be validly issued, fully paid and nonassessable (except as to shares issued pursuant to certain deferred payment arrangements, which will be fully paid when such deferred payments are made in full).

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

COOLEY GODWARD LLP


/s/ Kenneth L. Guernsey
-----------------------
Kenneth L. Guernsey